Exhibit (h)(2)(xi)

TENTH AMENDMENT TO

ADMINISTRATIVE SERVICES AGREEMENT

This Amendment made as of January 9, 2009, by and between Natixis Asset Management Advisors, L.P. (“Natixis Advisors”), Natixis Funds Trust I, Natixis Funds Trust II , Natixis Funds Trust III, Natixis Funds Trust IV, Natixis Cash Management Trust, Loomis Sayles Funds I, Loomis Sayles Funds II, Gateway Trust and Hansberger International Series (collectively, the “Trusts”).

WHEREAS, Natixis Advisors and the Trusts are parties to an Administrative Services Agreement dated January 3, 2005, as amended November 1, 2005, January 1, 2006, July 1, 2007, September 17, 2007, February 1, 2008, February 19, 2008, July 1, 2008, September 29, 2008 and October 31, 2008 (together with the amendments, the “Agreement”), governing the terms and conditions under which Natixis Advisors provides certain administrative services to the series of the Trusts; and

WHEREAS, Natixis Advisors and the Trusts desire amend the Agreement to reflect the addition of a Privacy Policy;

NOW THEREFORE, in consideration of the premises and covenants contained herein, Natixis Advisors and the Trusts hereby agree as follows:

1.	Section 11 is added to the Agreement as follows:

11. Privacy. In accordance with Regulation S-P, if non-public personal information regarding either party’s customers or consumers is disclosed to the other party in connection with this Agreement, the party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.

2.	Except as specifically superseded or modified herein, the terms and provisions of the Agreement shall continue to apply with full force and effect.

3.	This Amendment may be executed in one or more counter parts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed as a sealed instrument in its name and behalf by its duly authorized representative as of the date first above written.

NATIXIS ASSET MANAGEMENT ADVISORS, L.P.

By Natixis Distribution Corporation, its general partner

By: /s/ David L. Giunta

David L. Giunta, President and Chief Executive Officer

NATIXIS FUNDS TRUST I

NATIXIS FUNDS TRUST II

NATIXIS FUNDS TRUST III

NATIXIS FUNDS TRUST IV

NATIXIS CASH MANAGEMENT TRUST

LOOMIS SAYLES FUNDS I

LOOMIS SAYLES FUNDS II

GATEWAY TRUST

HANSBERGER INTERNATIONAL SERIES

By: /s/ Michael C. Kardok

Michael C. Kardok, Treasurer